Exhibit 10.43

COLLECTORS UNIVERSE, INC.

FISCAL 2010 MANAGEMENT INCENTIVE PLAN

This FISCAL 2010 MANAGEMENT INCENTIVE PLAN (the “2010 Management Incentive Plan” or the “2010 Incentive Plan”) of Collectors Universe, Inc, a Delaware corporation (the “Company”) is hereby adopted and approved as of June 1, 2009, with reference to the following:

A.           WHEREAS, in 2006 the Company’s Board of Directors adopted and its stockholders approved the Company’s 2006 Equity Incentive Plan (the “2006 Equity Plan” or the “2006 Plan”), which provides for the granting of options to purchase Common Stock, Restricted Stock Awards, Stock Appreciation Rights and Restricted Stock Units (as defined in the 2006 Plan) to officers and other key employees and directors of the Company or its Affiliates (as defined in Section 2.1 of the 2006 Equity Plan); and

B.           WHEREAS, the Compensation Committee of the Board has determined that it is advisable and in the best interests of the Company and its stockholders that this 2010 Management Incentive Plan be approved and implemented to provide for the grant of Restricted Stock Awards, in accordance with the 2006 Equity Plan and the terms and provisions of this 2010 Management Incentive Plan, to the Company’s three (3) executive officers: Michael J. McConnell, its CEO, David G. Hall, its President, and Joseph J. Wallace, its CFO (collectively, the “Participants” and each a “Participant”).

1.           Purposes and Administration of the 2010 Incentive Plan.

1.1           Purposes of the Plan.  This 2010 Management Incentive Plan has been adopted in place of a cash-based annual management incentive plan of the types adopted by the Compensation Committee in previous years, primarily for the following purposes: (i) to establish incentives that will focus management on achieving a turn-around in the Company’s financial performance in fiscal 2010, as well as providing incentives for them to remain in the Company’s employ thereafter, (ii) to reduce the maximum compensation that the Participants can earn in fiscal 2010, as compared to fiscal years 2009 and 2008, and (iii) to reduce cash outflows in fiscal 2010 by paying such incentive compensation, if earned, in Restricted Shares rather than cash.

1.2           Administration of the 2010 Incentive Plan.  This 2010 Incentive Plan will be administered by the Compensation Committee, which shall have the authority to interpret and construe, and to adopt all necessary rules and regulations for administering, this Plan.  All decisions and determinations of the Committee with respect to this 2010 Incentive Plan shall be final and binding on and nonappealable by the Company and the Participants.

2.           Definitions.  Unless otherwise defined elsewhere in this 2010 Incentive Plan, the following terms shall have the respective meanings given to them below in this Section 2.

“Board” means the Board of Directors of the Company.

“CEO” means the Company’s Chief Executive Officer.

“CFO” means the Company’s Chief Financial Officer.

“Code” means the Internal Revenue Code of 1986, as heretofore amended and as may be amended hereafter, and the regulations promulgated thereunder.

“Compensation Committee” or “Committee” means the Compensation Committee of the Board.  The Committee has, for purposes of Section 162(m) of the Code, been designated by the Board as a compensation committee with the authority set forth in Section 1.2 hereof and elsewhere in this Plan and is comprised of three or more directors, all of whom are outside directors within the meaning of Section 162(m) of the Code.

“Common Stock” shall mean the Company’s common stock, par value $.001 per share, as the same may be changed hereafter as a result of any recapitalization of the Company’s authorized or outstanding common stock or any amendment to the Company’s Certificate of Incorporation.

“Company” shall mean Collectors Universe, Inc., a Delaware corporation, and any successor thereto.

“Consultant” shall mean any natural person who, in a capacity other than as an employee or Outside Director (as defined in the 2006 Equity Plan), renders bona fide advisory or consulting services to the Company or any of its Affiliates pursuant to a contract entered into directly with the Company or any such Affiliate, provided, that the services so rendered are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Continuous Service with the Company” shall mean (i) employment by the Company or an Affiliate thereof, (ii) service as a member of the Board of the Company or of any Parent thereof, or (iii) service in the capacity of a Consultant to the Company or any Affiliate thereof, which service is uninterrupted except by reason of an Excused Absence (as hereinafter defined).  For purposes of this Agreement, a cessation or termination of a Participant’s Continuous Service with the Company shall be deemed to have occurred if such Participant ceases to provide services to the Company and its Affiliates in at least one of the three capacities set forth above for any reason other than an Excused Absence.  Notwithstanding the foregoing, however, a termination or cessation of Continuous Service of a Participant shall not be deemed to have occurred if, within not more than ten (10) days following the termination or cessation of his Continuous Services service with the Company or any Affiliate in any one of the three capacities set forth above, Participant continues or commences the provision of service to the Company or any Affiliate in any of the other capacities specified above.  For purposes hereof, each of the following shall constitute an “Excused Absence”: (x) vacations, (y) illnesses (other than permanent disability, as defined in Section 22(e)(3) of the Code), and (z) leaves of absence that have been approved in writing by the Company or any Affiliate for which a Participant is providing services.

“Dutch Auction Tender Offer” shall mean that certain tender offer by the Company for the repurchase from its stockholders of up to 1,750,000 shares of its Common Stock at a price per share of not less than $5.00 and not greater than $5.40, which is to be publicly announced and to be commenced on June 2, 2010 (the “Commencement Date”).

“Fiscal 2010” means the Company’s fiscal year ending June 30, 2010.

“Fiscal 2010 COI” means the consolidated continuing operating income of the Company and its consolidated subsidiaries in Fiscal 2010, determined in accordance with the same generally accepted accounting principles that are applied by the Company’s independent registered public accountants in their audit of the consolidated financial statements of the Company and its Subsidiaries for Fiscal 2010 (the “2010 Financial Statements”), except that there shall be excluded from the computation of such consolidated operating income (i) all non-cash stock-based compensation costs, and (ii) all non-cash impairment charges, if any, recognized in the Company’s 2010 Financial Statements.

                                The terms “herein”, “hereof”, “hereto”, “hereinafter”, “hereunder” and “hereinafter” and any similar terms shall refer to this Plan as a whole and not to the Section, paragraph or clause where any such term appears, unless the context clearly indicates otherwise.

The terms “including” and “include” mean “including but not limited to” or “includes without limitation”.

The term “Market Value” shall mean:

(a)           the average of the closing sale prices per share of Common Stock during the applicable Measurement Period ( as hereinafter defined) on the Nasdaq Stock Market or the principal stock exchange (as the case may be) on which the Common Stock is then listed or admitted to trading, if the Company’s Common Stock during that Measurement Period is listed or admitted to trading on the Nasdaq Stock Market or a stock exchange which reports closing sale prices, provided, that if no closing sale price is quoted on any day during that Measurement Period, then the Market Value for such day shall be the closing sale price per share of the Common Stock on the Nasdaq Stock Market or such principal stock exchange (as the case may be) on the next succeeding day for which a closing sale price is reported;

                                (b)           the average of the closing bid and asked prices per share of the Common Stock in the over-the-counter market during the applicable Measurement Period, if the Company’s Common Stock is not then listed or admitted to trading on the Nasdaq Stock Market or a stock exchange which reports closing sale prices; or

(c)           if neither paragraph (a) nor (b) above is applicable during the Measurement Period, then the Market Value shall be determined by the Committee in good faith using any reasonable method of evaluation, which determination shall be conclusive and binding on all interested and affected parties.

“Measurement Period” shall mean whichever of the following periods is of longer duration: (i) the period commencing (10) trading days preceding the Commencement Date of the Dutch Auction Tender Offer, or (ii) the forty (40) trading days immediately preceding the date as of which the Restricted Shares are awarded to the Participants under this 2010 Plan.

“Permitted Assign” shall mean any Person to whom a Participant has transferred or assigned any of his Restricted Shares, or any right thereto or interest therein, as and to the extent permitted by the 2006 Equity Plan or the Restricted Stock Agreement evidencing the award hereunder of his Restricted Shares.

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other lawfully organized and existing entity.

“Plan Performance Goal” means Fiscal 2010 COI in an amount at least equal to ninety percent (90%) of the Company’s Fiscal 2010 COI as set forth in the Company’s Annual Operating Plan for Fiscal 2010 as approved by the Company’s Board of Directors at its meeting on May 21, 2009.  Notwithstanding the foregoing, however, at any time prior to the end of Fiscal 2010, the Compensation Committee may adjust or change the Plan Performance Goal to reflect the occurrence of (i) any extraordinary event, (ii) any material corporate transactions, (iii) any material changes in corporate capitalization, accounting rules or principles or in the Company’s methods of accounting, (iv) any material changes in applicable law, or (v) any other material change or event of similar nature (each, an “Extraordinary Event”), but only if any such Extraordinary Event was not reasonably foreseeable at the time the Plan Performance Goal then in effect under this 2010 Incentive Plan had been established and would, in the sole opinion of the Committee (x) make it unlikely that Plan Performance Goal will be achieved or (y) make it likely that the Plan Performance Goal would be achieved solely by reason of occurrence of such Extraordinary Event.  Notwithstanding the foregoing, however, the occurrence of changes in the competitive environment or changes in economic or market conditions in the Company’s markets, whether or not expected or reasonably foreseeable, shall not by themselves constitute Extraordinary Events that may be the basis of a change in the Plan Performance Goal.

“Restricted Shares” means shares of Company Common Stock authorized for issuance under the 2006 Omnibus Equity Incentive Plan and awarded hereunder subject to the restrictions and risks of forfeiture set forth in Sections 4 and 5, respectively, of this 2010 Plan.

“SEC” means the Securities and Exchange Commission.

“Unvested Shares” means those of any Restricted Shares awarded hereunder as to which any of the Vesting Conditions has not been satisfied and which, for that reason, are or remain subject to a risk of forfeiture and the Company’s Reacquisition Rights under Section 5 of this Agreement.

“Vested Shares” means those of the Restricted Shares awarded pursuant hereto as to which the Vesting Conditions have been satisfied and which, for that reason, are no longer subject to a risk of forfeiture or the Company’s Reacquisition Rights under Section 5 of this Agreement.

                 “Vesting Conditions” means the conditions or contingencies set forth in Section 5 hereof that must be satisfied for Unvested Shares to become Vested Shares.

       3.           Restricted Shares to be Awarded under 2010  Incentive Plan.  Each Participant shall be awarded, pursuant to this 2010 Incentive Plan, a number of Restricted Shares that have an aggregate Market Value, over the applicable Measurement Period, set forth opposite the name of such Participant in the following table:

Participants	Market Value of Restricted Shares

Michael J. McConnell	$464,000
David G. Hall	$464,000
Joseph J. Wallace	$232,000

An award of Restricted Shares to a Participant pursuant to this Plan shall be evidenced by a written Restricted Stock Agreement to be entered into by the Company with such Participant substantially in the form approved by the Compensation Committee containing terms and conditions not inconsistent with the 2006 Equity Plan or this 2010 Incentive Plan.

4.           Restrictions on and Risk of Forfeiture of the Restricted Shares.  Except as may otherwise be provided in this Section 4 or in Section 5 below, the Restricted Shares to be granted pursuant to this 2010 Incentive Plan shall constitute “Unvested Shares” until such time, if any, as they become Vested Shares as provided in Section 5 hereof, and for so long as they remain Unvested Shares shall be subject to the following restrictions:

4.1           Restrictions on Transferability.  No Participant shall be entitled to sell, assign or transfer or otherwise dispose of any of his Unvested Shares, either in whole or in part, other than to a Permitted Assign, and any stock certificate(s) evidencing Unvested Shares shall remain in the possession of the Company and shall bear restrictive legends to the effect that the Shares evidenced thereby are subject to restrictions on transferability pursuant to this Plan and the Restricted Stock Agreement pursuant to which such Restricted Shares are awarded.

4.2           Dividend Restrictions.  If the Company pays any dividends or distributions, whether in cash, stock or other property, to all of the holders of the Company’s outstanding shares of Common Stock at a time when any of the Restricted Shares are Unvested Shares, the dividends or distributions that would otherwise be payable to each Participant on or in respect of such Unvested Shares shall not be distributed to the Participant, but shall be deposited in a segregated bank account maintained on the Company’s behalf by the transfer agent for the Company’s Common Stock or a bank or other depository institution as may be designated by the Company (the “Deposit Account”).  Upon the vesting of any of the Unvested Shares of a Participant, any dividends or distributions that had previously been declared on such Shares and deposited in a Deposit Account shall be distributed to that Participant or, if any such Shares had been transferred to a Permitted Assign, to that Permitted Assign in accordance with his or her interests in such Shares.  If, on the other hand, any of such Unvested Shares are reacquired by the Company pursuant to Section 5.2 of this Plan, then, the dividends and distributions declared on those reacquired Unvested Shares shall revert and be returned to the Company and neither the Participant nor any of his Permitted Assigns shall have any rights therein or claims thereto.

4.3           Voting Rights.  Unless and until any Unvested Shares are reacquired pursuant to Section 5.2 hereof, a Participant or any Permitted Assign thereof, as the case may be, shall be entitled to vote such Unvested Shares to the same extent as if they were Vested Shares.

5.           Vesting of Restricted Shares; Risks of Forfeiture and Company Reacquisition Rights.

5.1           Vesting of Restricted Shares.  A Participant’s Restricted Shares awarded pursuant to this 2010 Incentive Plan shall become Vested Shares and shall cease to be subject to the restrictions set forth in Section 4 above and the risk of forfeiture set forth in Section 5.2 below, upon satisfaction of the following contingencies or conditions:

(a)           Time-Based Vesting.  Twenty-five percent (25%) of a Participant’s Restricted Shares (his “Time-Contingent Shares”) will become Vested Shares, as follows:

(i)           Messrs. McConnell and Hall.  If Mr. McConnell or Mr. Hall remains in the Company’s Continuous Service until July 31, 2010, then, his Time-Contingent Shares will thereupon become Vested Shares.

(ii)           Mr. Wallace.  If Mr. Wallace remains in the Continuous Service of the Company until at least the date on which the Company and Mr. Wallace enter into the Restricted Stock Agreement evidencing the award of Restricted Shares to him pursuant to this 2010 Incentive Plan, then, his Time-Contingent Shares will thereupon become Vested Shares.

(b)           Performance-Based Vesting Contingency.  The vesting of the other seventy-five (75%) of the Restricted Shares to be awarded, respectively, to each Participant (the “Performance-Contingent Shares”) will be contingent on the achievement by the Company, in Fiscal 2010, of the Plan Performance Goal (as defined above) and if that Plan Performance Goal is achieved, then:

(i)           Initial Installment of Performance-Contingent Shares.  An initial installment of one-third (33.3%) of the Performance Contingent Shares of a Participant shall become Vested Shares on the date it is determined that the Plan Performance Goal was achieved or July 31, 2010 (whichever is later), provided that such Participant has remained in the Continuous Service of the Company until at least July 31, 2010;

(ii)           Second Installment of Performance-Contingent Shares.  A second installment of one-third (33.3%) of the Performance Contingent Shares of a Participant shall become Vested Shares on June 30, 2011, provided that such Participant has remained in the Continuous Service of the Company until at least June 30, 2011; and

(iii)           Third Installment of Performance-Contingent Shares.  A final installment of the remaining one-third (33.3%) of the Unvested Performance Contingent Shares of a Participant shall become Vested Shares on June 30, 2012, provided that such Participant has remained in the Continuous Service of the Company until at least June 30, 2012.

5.2           Risks of Forfeiture and Company Reacquisition Rights.  The Company shall be entitled to reacquire, without the payment of any sums or other consideration to a Participant, all or any portion of the Participant’s Unvested Shares (the Company’s “Reacquisition Rights”), on the following terms and conditions:

(a)           Failure of Time-Vesting Contingency.  The Company shall have the right (but not the obligation) to reacquire all of the Unvested Shares (comprised of both the Time-Vested Shares and the Performance-Contingent Shares) of a Participant, or such lesser number thereof as the Committee deems in its sole and absolute discretion to be appropriate, in the event that there is a cessation or termination of such Participant’s Continuous Service, other than by reason of a Termination Without Cause or a Termination for Good Reason (as defined in the Participant’s Restricted Stock Agreement): (i) in the case of Messrs. McConnell and Hall, prior to July 31, 2010, and (ii) in the case of Mr. Wallace, prior to the date on which he and the Company enter into the Restricted Stock Agreement evidencing the award of the Restricted Shares to him hereunder.

(b)           Failure of Plan Performance Goal.  If Participant has remained in the Continuous Service of the Company through July 31, 2010, but it is determined by the Committee that the Company has failed to achieve the Plan Performance Goal, then, the Company shall become entitled to exercise its Reacquisition Rights to reacquire all of the Participant’s the Performance-Contingent Shares or such lesser number thereof as the Committee deems in its sole and absolute discretion to be appropriate.

(c)           Cessation of Continuous Service After Achievement of Plan Performance Goal.  If the Committee has determined that the Performance Goal has been achieved, but:

(i)           A Participant has ceased to remain in the Company’s Continuous Service through at least June 30, 2010 (other than by reason of a Termination Without Cause or a Termination for Good Reason), the Company shall become entitled to exercise its Reacquisition Rights to acquire all the Participant’s Performance-Contingent Shares or such lesser number thereof as the Committee deems in its sole and absolute discretion to be appropriate;

(ii)           A Participant has ceased to remain in the Company’s Continuous Service through at least June 30, 2011 (other than by reason of a Termination Without Cause or a Termination for Good Reason), the Company shall become entitled to exercise its Reacquisition Rights to acquire all of such Participant’s then remaining Unvested Performance-Contingent Shares or such lesser number thereof as the Committee deems in its sole and absolute discretion to be appropriate; or

(iii)           A Participant’s Continuous Service has ceased after June 30, 2011, but prior to July 1, 2012 (other than by reason of a Termination Without Cause or a Termination for Good Reason), the Company shall become entitled to exercise its Reacquisition Rights to acquire all of such Participant’s then remaining Unvested Performance-Contingent Shares or such lesser number thereof as the Committee deems in its sole and absolute discretion to be appropriate.

(d)           Procedure for Exercise of Reacquisition Right.  If and whenever the Company becomes entitled, pursuant to this Section 5.2, to reacquire any Unvested Shares of a Participant, whether as a result of a cessation of Participant’s Continuous Service or the failure of the Plan Performance Goal, as the case may be, the Company shall have a period of sixty (60) days thereafter within which to exercise its Reacquisition Rights with respect to such Unvested Shares (the “Reacquisition Shares”) by giving Participant (or his Permitted Assign, if any, who has acquired ownership thereof) a written notice (a “Reacquisition Notice”) setting forth the number of such Reacquisition Shares that the Company is electing to reacquire.  Any of such Reacquisition Shares which the Company does not elect, in the manner set forth above, to reacquire within such 60 day period shall become Vested Shares.

5.3           Accelerated Vesting.  Notwithstanding anything to the contrary that may be contained elsewhere in this Plan, including Sections 5.1 and 5.2 above:

(a)           Acceleration of Vesting on a Termination of Participant’s Employment Without Cause or for Good Reason.  If there occurs a Termination of a Participant’s employment with the Company or any Affiliate thereof Without Cause or for Good Reason, as defined in a Participant’s Restricted Stock Agreement, at any time that any of the Restricted Shares granted to him are Unvested Shares, and Participant does not remain in the Continuous Service of the Company thereafter in another capacity, then such Unvested Shares shall thereupon become Vested Shares without the necessity of any action by the Company or Participant.

(b)           Effect of Change of Control.  If a Change of Control (as defined in the 2006 Equity Plan) occurs while any of the Shares of a Participant continue to be Unvested Shares, then, the applicable provisions of Section 11 of the 2006 Equity Plan shall govern the vesting of such Unvested Shares by reason of the occurrence of such Change of Control.

6.           Amendments to and Termination of 2010 Incentive Plan.  Notwithstanding anything to the contrary that may be contained elsewhere in this 2010 Incentive Plan:

6.1           Amendments to and Modifications of the 2010 Incentive Plan.  Subject to any limitations set forth in the 2006 Equity Incentive Plan, the Committee shall have the sole, absolute and unconditional discretion to amend or modify the 2010 Incentive Plan at any time or from time to time with or without notice to the Participants, provided, however, that, in no event shall any amendment to the 2010 Incentive Plan affect any of a Participant’s Restricted Shares that have theretofore become Vested Shares nor any of the Participants rights with respect thereto.

6.2           Compliance with Section 409A of the Code.  This Incentive Plan is intended to comply with Section 409A of the Code and any related regulations and guidance promulgated thereunder (“Section 409A”) and will be interpreted in a manner intended to comply with Section 409A.  In furtherance thereof, no payments may be accelerated under this Incentive Plan other than to the extent permitted under Section 409A.  To the extent that any provision of this Incentive Plan violates Section 409A such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the participant) until the date that is six (6) months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A, or otherwise such payment shall be restructured, to the extent possible, in a manner, as determined by the Committee, that does not cause such an accelerated or additional tax.  The Committee shall implement the provisions of this Section 6.2 in good faith; provided that none of the Company, the Committee or its members, or any employees or representatives of the Company or any of its subsidiaries or business units shall have any liability to Participants with respect to this Section 6.2.

7.           Miscellaneous Provisions.

7.1           No Enlargement of Employee Rights.  Nothing in this 2010 Incentive Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company or any Affiliate thereof or to confer upon the Company or any Affiliate any right to require any Participant’s continued employment or service.

7.2           Rights Not Alienable.  Any rights provided to a Participant under the Incentive Plan may not be assigned, transferred or alienated, except as expressly permitted by the 2006 Omnibus Incentive Plan and the Participant’s Restricted Stock Agreement.

7.3           Other Compensation Incentive Plans.  The adoption of this 2010 Incentive Plan shall not affect any other Company compensation plans, nor shall the Incentive Plan preclude the Company from establishing or awarding any other forms of compensation for employees, officers or directors of the Company, including the Participants.

7.4           Governing Law.  To the extent not preempted by federal law, the 2010 Incentive Plan shall be determined in accordance with the laws of the State of California.

7.5           No Other Understandings or Agreements with respect to the 2010 Incentive Plan.  Subject to the 2006 Omnibus Equity Plan, and except as otherwise expressly provided elsewhere herein, this 2010 Incentive Plan contains all of the terms and provisions of and all conditions applicable to the 2010 Management Incentive Plan and supersedes any previous discussions, communications, understandings or agreements, written or oral, between the Company and any Participant with respect to this 2010 Incentive Plan as well as all prior actions that may have been taken by the Committee relating to thereto.

7.6           Headings.  Section and paragraph headings have been inserted herein for convenience of reference only and shall not be considered and shall not affect the construction, interpretation or application of any terms and provisions of this Plan.

Adopted as of June 1, 2009.